EX-28.p.8

Doing the right thing

Our global code of conduct

December 2021

abrdn.com

Contents

Doing the right thing	3
About our global code of conduct	4
How do I know if I'm doing the right thing?	6
Respecting people and the planet	7
Our ethics	11
Conflicts of interest	14
Outside appointments	15
Market abuse and inside information	16
Malpractice, anti-bribery and inducements	18
Using information responsibly	23
Speak Up	26

2	Our global code of conduct

Doing the right thing

Strong businesses that grow sustainably obsess over consistently providing exceptional client value. We need to bring excellence to everything we do, acting with integrity, honesty and always doing the right thing. This helps us to ensure that we deliver good financial outcomes responsibly, taking into account the needs and aspirations of all our stakeholders.

We build enduring relationships with clients and customers across the world, with a relentless focus on service, speed and convenience, delivering high-impact intelligence.
We listen intently and fulfil their needs effectively, quickly and consistently. We also focus on making a positive difference to the environment and communities we work in, through the ways in which we both operate and invest.

Our global code of conduct covers our global business, and provides a set of principles and standards for us all to hold ourselves to. This is fundamental to the culture we want to build and be known for, where our one true north is enabling our clients to be better investors.

We all have a responsibility to read and understand the code's principles and apply them daily to every action we take, and it's published on our corporate website for all our stakeholders to see. If we ever fall short of the standards set out, we do all we can to put this right. If we ever see cause for concern, we have a duty to speak up.

Our collective mission is to keep our business on the right path as it enters its third century of serving clients and customers with distinction. By remaining committed to the behaviours that support our purpose, I believe that we can earn our place in the future.

Stephen Bird
Chief Executive Officer

Our global code of conduct	3

About our global

code of conduct

Our global code of conduct describes the ethical standards that abrdn1 expects from all of its people. It’s designed to help us understand our responsibilities, the importance of taking accountability for our own actions, and our duty to speak up if we have any concerns.

We are all entrusted to make decisions that impact our reputation and relationships with others, whether they are our customers, clients, colleagues, shareholders or communities. The code’s purpose is to encourage us all to think about how we can make a difference in a positive and impactful way.

This means that, while laws, regulations, policies and procedures may vary by country or region, we should always:

•	act with integrity

•	act with due skill, care and diligence

•	be open and cooperative with our regulators

•	pay due regard to the interests of customers and clients and treat them fairly

•	observe proper standards of market conduct

Applying the code to our daily decision making helps us to reflect the culture we want to build: collaborative, inclusive, client-led, where we all think and act as if we have a personal stake in the outcomes of our business decisions.

Personal responsibility

All of our colleagues working for the company are required to comply with our code, as well as the policies, procedures and laws that apply to their particular jurisdictions and role.

Everyone is asked to confirm annually that they understand and comply with the code’s principles. How we behave against these could impact on our personal performance ratings, promotion opportunities and our pay.

4	Our global code of conduct

Additional responsibilities for managers

Colleagues who are managers and senior leaders should also consider their role as leaders and role-models for their team. We expect our managers to set the standard, manage and develop their teams and lead our business, by:

•	creating an environment that is respectful and inclusive

•	encouraging them to speak up – asking for help or raising our concerns is a big part of working here

•	listening and responding to concerns when they are raised

•	doing their part to make sure that no one experiences retaliation for speaking up or co-operating in an investigation

•	helping team members understand the principles and expectations of our code, as well as any related rules and regulations

•	being consistent when ensuring team members follow our requirements and holding people accountable for their behaviour at work

•	being positive role-models and ethical leaders

What happens if I do not follow the principles outlined in our global code of conduct?

It could only take one serious breach of these standards to undo much of our good work.

Any action that falls short of the requirements of our global code of conduct or any of our regulators may be dealt with under abrdn’s investigation and formal disciplinary procedures. Depending on the specific circumstances of the breach, disciplinary action could be taken, up to and including dismissal. In the case of contractors and agency workers, any inappropriate conduct could lead to services being ended or suspended.

We may need to inform our regulators of any disciplinary action taken – including formal written warnings, suspension, dismissals, or having to reduce or hold back anyone’s pay as a result of failing to meet our conduct standards.

If you become aware of a breach of the global code of conduct and/or a regulatory breach, report this as soon as you can to your manager. For alternative ways of reporting, please read the Speak Up section on page 26.

Our global code of conduct	5

How do I know if

I’m doing the right thing?

Decisions are not always straightforward. Sometimes it will be obvious that an action is not the right thing to do, is unethical, goes beyond acceptable limits, or is even illegal.

On other occasions it may not be clear at all.
Asking yourself the questions shown in the diagram opposite can help you to work out whether what you are proposing to do is the right thing.
Imagine you have to explain your decision or action to our customers, clients, strategic partners, colleagues, the public and regulators. How would it look to them?
If you think your decision may reflect badly on you or abrdn you should speak to someone about it before you act – for example, your manager or our risk and compliance team.
Would I be comfortable if my decision were to be made public?
Am I being transparent and fair?
Who could my decision have an impact on?
Do I have enough information and/or training to make the decision?

The Speak Up section on page 26 explains where you should go to report a concern.

Remember that everyone we work with expects us to make decisions with professionalism and good judgement.

6	Our global code of conduct

Respecting people and the planet

We focus on delivering outcomes that are more than just financial – by operating responsibly and investing sustainably to build a better world. Our relationship with our colleagues, our communities and our environment works best when we value them, treat them fairly, consistently and with respect.

We promote ethical practices and policies internally and through all of our relationships. This includes taking reasonable steps to ensure that we invest in companies and work with partners and suppliers that apply the same high standards.

Our responsibilities to our stakeholders vary depending on how we interact with them, but everyone should be treated fairly and with respect. A better future can only be achieved when human rights are protected and upheld as detailed in our Human Rights Statement.

Who do we work with?

· Customers and clients

· Strategic partners

· Our people

· Governments and regulators

· Our shareholders

· Industry bodies

· Suppliers

· The media

· Our communities

Supporting our people

We commit to creating an open, safe, inclusive and supportive working environment that drives high levels of engagement and performance.

We expect our people to behave professionally, with respect and fairness and to consider the impact of their behaviour on others. This applies to any behaviour or views shared at work and outside of work (including on social media) in relation to anyone associated with our company or that could impact on our reputation.

Diversity and inclusion

We commit to providing an inclusive workplace where all forms of difference are valued and support a culture that values fairness and transparency. We accept and respect our differences – and embrace the richness diversity can bring to our relationships.

We focus on both 'diversity' and 'inclusion'. We consider the diversity of the people we have, as well as our visible characteristics – alongside the inclusive workplace and culture we collectively create for that diversity to flourish.

This includes our diversity of:

· educational and professional backgrounds

· experience

· cognitive and neurodiversity

· age

· gender and gender identity

· sexual orientation

· disability

· religion or belief

· ethnicity and geographical origin

Our global code of conduct	7

Respecting people and the planet

Our global diversity and inclusion policy supports us to create an inclusive workplace free from any form of unfair or unlawful treatment and details how to raise any concerns.

- We take a zero tolerance approach to any unfair treatment or discrimination – whether direct or indirect, and including harassment and victimisation
- All colleagues are responsible for ensuring they understand what constitutes unfair treatment and discrimination, and that this is unacceptable, by completing mandatory learning
- We collaborate across regions and business areas to bring diversity of thought which helps us be more effective for our clients and customers
- We encourage and value diversity in our teams as well as in partners who work with us
- We understand that it is everyone's responsibility to create an inclusive workplace.

Health and safety

We commit to having a safe working environment for our people. We expect our people to take care and not to place themselves or others in danger, and understand and respect local health and safety policies.

Customers and clients

Fair treatment of our customers and clients is at the heart of our culture and we are committed to building enduring relationships that help to create value for them.

- We aim for high standards in everything, with propositions that are well designed that deliver the outcomes our customers and clients need
- We treat our customers and clients with fairness and respect in all of our contact and communications with them
- We accept and respect that the needs of our customers and clients are varied and will change throughout their relationship with us
- We recognise that there are times when they could be vulnerable – on a temporary, sporadic or permanent basis
- We will listen to them, responding in a flexible, tailored manner that is understandable and accessible
- We safeguard any personal data shared with us and ensure that this data is managed in an ethical, lawful and responsible way.

Our investment activities

We invest responsibly across all asset classes:

- Our engagement provides deeper insights, protects and enhances value, and creates better client outcomes
- Our activities comprise on-going dialogue, proactive engagement and use of ownership rights, such as voting are core to our activities

Our suppliers

Our global third party code of conduct sets out what we expect from suppliers and what they can expect from us. It focuses on human rights issues, labour standards, diversity and inclusion, and health and safety. All forms of modern slavery – from human trafficking and forced labour, to bonded labour and child slavery – have no place in our society. Our modern slavery statement sets out our approach. Everyone is responsible for reporting concerns, either to their manager or through our independent Speak Up hotline.

Our communities

A lack of respect for human rights creates inequality, damages society and impacts on the communities we operate in. Our charitable giving strategy ensures that we don't offer funding to organisations that discriminate in any way for the support and services they offer our communities.

8	Our global code of conduct

Our global code of conduct	9

Acting with integrity, demonstrating sound moral and ethical principles, and being a responsible business that acts with due skill, care and diligence--all of these things are fundamental to the way we operate and the relationships.

Our ethics

We all have a basic responsibility to comply with the law, regulations, statutory codes, company policies and authorisations relevant to our roles. However, acting with integrity is a higher standard. It requires us to think about every action we take – before we take it – to ensure we are acting in the interests of our customers and clients and doing the right thing.

Compliance with regulations and law

We are committed to ensuring that we comply with the requirements of our regulators and legal frameworks in all the countries in which we operate.

We are open and cooperative with our regulators. We report and respond promptly in response to questions, including providing relevant documentation and attending interviews.

We will also adhere to all general notifications and the notification of breaches and disciplinary action requirements, including relevant breaches of our global code of conduct.

We all have a responsibility to be aware of the requirements that apply to our roles, to comply with them and to seek advice if we are in any doubt.

Personal integrity

Your contribution is vital to upholding the company’s reputation, and your actions both internally and externally can have an impact on this.

We all have a responsibility to make the company aware of important changes in our personal circumstances – such as criminal proceedings or formal financial proceedings – which could impact on our roles.

Due skill, care and diligence

We should all perform our roles with due skill, care and diligence. Examples of failing to achieve this can vary for each of us dependent on our role, but could include:

•	failing to follow or ignoring processes and procedures

•	failing to properly inform customers, clients or colleagues of something that could result in a detrimental outcome for them

•	undertaking a task, making a recommendation or providing advice without suitable training and/ or understanding

•	carrying out an activity when you don’t feel competent or trained.

It’s important that we all take responsibility for our continuing personal development, and are clear on and adhere to the processes and parameters of our role. Managers also need to ensure that sufficient training, oversight and performance management is in place to support colleagues in applying due skill, care and diligence at all times in their roles.

Our global code of conduct	11

What should I do if...
I've been asked a question but I don't think I have all the facts, or it's on something I'm not very knowledgeable about? What should I do?
Say that you'll find out more about the situation and respond later. If you feel it's appropriate to give an initial view, be clear about any assumptions you've made, saying that you will confirm your view later and that it may change.

Our global code of conduct

Training

We all need to attain and maintain the competency required to perform effectively in our roles – and to take responsibility for our own personal development.

To support this, abrdn provides a number of mandatory training courses to complete on joining the company, and then periodically in line with the schedule set by the company and what your role requires. We also provide opportunities for training that are relevant to your role.

Mandatory training is a requirement of your employment and an important part of our regulatory obligations – it helps demonstrate that you understand the regulatory and conduct requirements of working here. If you fail to complete required training, or are late in doing so, it could lead to disciplinary action with potential consequences up to and including dismissal.

Anti-competitive behaviour

We take care to avoid practices that may be viewed as anti-competitive – for example, agreeing charging structures with our competitors.

Accurate reporting

abrdn is committed to complete, accurate and timely reporting to the market and the authorities, including our regulators.

If you are responsible for accounting and financial record keeping duties, you need to play your part in ensuring that all transactions, funds, assets, revenues and expenses are accounted for correctly and reported appropriately.

Money laundering and financial crime

Money laundering is the attempt to hide or disguise the origin of funds to conceal criminal activity.

Financial services companies can often be targeted by money launderers.

We have a duty to ensure that identity and other checks are conducted for new business relationships including customers and clients, third parties, partners and suppliers.

We can only receive or pay money to individuals and entities that have been suitably identified and verified in accordance with local legal requirements.

We value our reputation for financial integrity and reliability, and we’re committed to preventing, detecting and reporting fraud and developing an anti-fraud culture.

If you have any suspicions of money laundering, fraud or any other financial crime occurring, make sure you raise a suspicious activity report or follow the guidance on page 26 for raising a concern.

Tax evasion

Tax evasion can take different forms, but it’s most commonly seen as the intentional evasion of paying tax due or diverting funds from public revenues. This is a criminal offence and can be committed at an individual or corporate level. It is also an offence to facilitate another party’s actions in evading tax or to fail to put in place reasonable procedures to prevent the facilitation of tax evasion.

We need to ensure we all take reasonable measures to avoid facilitating another party’s part in tax evasion, and should only work with others who apply the same high standards. You can find out more in the ‘UK Criminal Finances Act’ section of our ‘Anti-Money Laundering’ compliance training course.

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Conflicts of interest

We all have an individual and shared responsibility to protect ourselves, colleagues, customers, clients and the company by identifying and reporting conflicts of interest.

What is a conflict of interest?

A conflict of interest is where abrdn and/or any of its employees are subject to influences which might adversely affect decision-making or outcomes while doing business. They can include situations where a conflict might not actually exist, but where someone believes that one could potentially arise.

A conflict can arise from the competition of legitimate influences such as acting for multiple customers or clients, or the presence of potentially harmful ones such as personal gain.

Types of conflict

Conflicts generally fit into one of two categories.

1. **Conflicts that arise while conducting business for abrdn and on behalf of our customers or clients – those between:**

- our business (or one of its subsidiaries) and a customer, client, employee or supplier
- an employee and a customer or client
- one customer or client and another
- one part of our business and another.

2. **Conflicts resulting from personal activities and relationships of employees inside and outside of abrdn, such as:**

- personal relationships or friendships – including those with suppliers, clients, customers or colleagues
- second jobs
- business ventures
- outside appointments
- involvement in public affairs.

Across our business we provide a range of customer and client services and play multiple roles. We need to ensure that our decisions and actions always put the best interests of our customers and clients first, rather than prioritising our own interests.

What are my obligations for managing conflicts of interest?

As part of our jobs, everyone has a responsibility to identify, and try to avoid, conflicts of interest. There will be occasions when it's not possible to avoid a conflict. In these cases we need to make clear to those involved that there is a conflict, and deal with it fairly and transparently.

If you are working for, or linked with, a firm or body that is doing business or negotiating with our company, or any of its subsidiaries, you must avoid taking part in, or influencing, these negotiations in any way.

We all must avoid outside appointments and personal, business or investment activities that may conflict with the interests of abrdn, our customers and clients.

If you develop a close friendship or romantic relationship with a colleague, remember that this could potentially create a conflict of interest. It's also possible that such a relationship with a colleague who directly or indirectly reports to you, or who you report to, would be seen by others as something that could cloud your judgement at work. In the event of this situation, speak to your manager or their line manager immediately. If you feel uncomfortable raising any issues or concerns with your manager, contact MyHR.

As part of our jobs, everyone has a responsibility to identify and try to avoid conflicts of interest.

14	Our global code of conduct

Outside appointments

What are outside appointments?

Outside appointments are any positions you might hold with any organisations outside our company. This includes any voluntary or charitable business appointments, business ventures and significant ownership of companies.

What are my obligations in relation to outside appointments?

Make sure you understand our outside appointments policy and the procedures relevant to your business unit and role. Generally this will involve a discussion with your manager – before you accept the position – to ascertain whether there is a potential conflict of interest or something that contradicts with the terms of your employment contract.

If you are still unsure after discussing with your manager, contact our risk and compliance and group secretariat teams.

What are the restrictions for taking on outside appointments?

Check the terms of your contract of employment – as these may prevent you from taking a second job or other outside appointment without our company's consent.

If you do take up such an appointment, remember that you can't use confidential knowledge gained throughyour role in our company for an advantage in an outside role, or pass it on to someone who may use it in this way.

You must avoid outside appointments which are or could be in conflict with your employment at our company.

We need to ensure that our decisions and actions always put the best interests of our customers and clients first.

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Market abuse and inside information

In every investment decision we make on behalf of our customers and clients, we need to conduct ourselves with integrity and honesty. This means always following the rules, regulations and general principles set out within the global regulatory environment in which we operate, and only using information in the way that it’s intended.

What is market abuse?

Market abuse can be characterised as any of the following:

•	the misuse of inside information for personal gain or avoidance of loss

•	unlawful disclosure of inside information

•	manipulating markets by giving false or misleading signals as to the price, supply, or demand for securities.

What is inside information?

Inside information – sometimes also known as material, non-public information (MNPI) – is information relating, directly or indirectly, to a monetary agreement which:

•	has not been made public and is not generally available

•	would, if generally available, impact its price

•	is specific enough for a reasonable investor to rely on to make investment decisions

Information that’s ‘generally available’ is information that people can access by research or analysis, based on public information. It means that you need to take care when using the internet and social media, as certain information might only be intended for a restricted group.

This includes any knowledge you have of our company’s future intentions, including knowledge of future decisions relating to investment or any of our entities, products or funds. Don’t make use of this knowledge, or pass it on to anyone who does not require it for work purposes, if it is not generally available.

What are the restrictions on my activities?

Market abuse includes activities either for personal gain or for our company’s gain. In particular, avoid any personal account dealing if you have inside information or suspect that such dealing would be market abuse. If you breach any policy related to personal account dealing, it could lead to your personal account dealing privileges being suspended for a period of time, or be dealt with under formal disciplinary procedures.

What are my obligations if I suspect market abuse or have inside information?

If you suspect any form of market abuse, inform our risk and compliance team or information control room immediately. You can also raise your concern by contacting your manager or using the Speak Up hotline.

If you are unsure as to whether you have correctly identified inside information, read our policy for listed securities inside information and securities dealing, as well as your business unit’s procedures. This will provide you with guidance on how to identify and assess potential inside information.

16	Our global code of conduct

What should I do if...

I overhear information about abrdn's results before they are announced?

You should not share what you have heard or deal in abrdn plc shares. The information is likely to be confidential and may be inside information. You should report this to our risk and compliance team or raise your concern using the Speak Up hotline.

I am on an 'insider list' and wish to trade in abrdn plc shares?

Always contact our group secretariat team first.

I receive or overhear sensitive information about one of abrdn's products before it is publicly available?

You should not share what you have heard (including sharing with internal stakeholders) or deal in the relevant product if the information you have is specific, non-public and material. If this information was to become available to other investors, or if you acted on that information, it would be likely to have a material impact on the price of the product, or allow you to gain an unfair advantage. You should report this to our risk and compliance team or raise your concern using the Speak Up hotline.

Our global code of conduct	17

Malpractice, anti-bribery and inducements

It’s important that we take care when offering or accepting gifts or hospitality, dealing with political or public officials, and handling expenses. It has a big role to play in protecting our company’s reputation, and in building the trust and confidence of our customers and clients. If we don’t follow the correct procedures, our actions in any of these areas could be perceived as a conflict of interest, an inappropriate inducement or even a bribe.

Bribery and corruption

Bribery is the offer of anything of value to a person — often a public official, but sometimes a private citizen — in exchange for that person to provide an undue business or other advantage. Giving, offering, demanding or accepting a bribe is a criminal offence, with punishments that include substantial fines and prison terms. Bribes often involve direct offers of cash and other assets, but can also include offers of employment, information, charitable donations, meals or travel expenses.

Corruption is the abuse of entrusted power for personal gain. It’s often associated with public officials seeking money and other valuable things in exchange for breaking rules within their official duties and functions, but it can also happen in the private sector. It includes:

•	bribery

•	embezzlement

•	‘trading in influence’ – when people use their position to influence decision-makers, in return for payment or preferential treatment

•	abuse of office

•	‘illicit enrichment’ – people gaining wealth without a reasonable explanation for it

•	obstruction of justice

•	concealment

Gifts and hospitality

Gifts and hospitality can include:

•	the giving or receiving of gifts and hospitality

•	invitations to events that would otherwise incur a cost to attend

•	events that contain a significant hospitality element

•	the provision of flights or accommodation.

Our business takes a zero tolerance approach to bribes offered or accepted. Before offering or accepting a gift or hospitality, we have a duty to assess whether it’s appropriate, taking into account who is involved, the nature of the relationship and the value of the gift or hospitality.

We need to follow local authorisation procedures and limits on the type and value of gifts and hospitality.

Make sure you are aware of the requirements within our procedures and agreements relevant to your business unit before accepting or arranging any.

Record these kinds of benefits (whether offered or received) on the appropriate register for your area of our business.

If you are planning to provide a gift or some hospitality or you are responsible for authorising any of these activities, you need to consider the questions in the following diagram before going ahead.

18	Our global code of conduct

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Malpractice, anti-bribery and inducements

Political donations and dealing with public officials

What are political donations?

Political donations are any gift, subscription, loan, advance or deposit of money, or anything of value, made for:

•	influencing any election for federal, state, district or local office

•	paying debt incurred in connection with any such election

•	expenses that cover the inauguration or transition of the successful candidate into state or local office.

When acting on behalf of our company, we can’t make monetary donations or give ‘indirect assistance’ to political organisations or election candidates.

Examples of ‘indirect assistance’:

•	Gifts, sponsorship, subscriptions or loans

•	Costs incurred in preparing, publishing and disseminating material

•	Paying expenses incurred directly or indirectly by a political party, organisation or independent candidate.

We’re also unable to take part in any activity that could be reasonably regarded as intending to influence public opinion towards any political party, organisation or election candidate.

If you personally wish to make political donations, you need to consider whether there is a conflict of interest – for example, if you are donating to a local or district council who is a client or potential client.

For more information, refer to the guidance and policy on Political Donations relevant to your business area.

Dealing with public officials

Public officials are individuals who hold legislative, administrative or judicial positions of any kind, exercise a public function or are an official of a public domestic or international organisation. They have a duty of care to the people they represent and in most countries there is specific legislation covering their exposure to corruption.

We do not offer payments, gifts or other advantages to anyone, including public officials, with the intention of inducing them to act in a certain way. We should also never knowingly benefit from a third party making any inappropriate payment or gift to a public official in order to influence their actions. This includes ‘facilitation payments’ which, although regarded as normal in some countries, do not align with the principles of our Global Code of Conduct.

What is a facilitation payment?

A facilitation payment, or ‘grease payment’, is any payment made to a public official to ensure that they perform a certain action. We should never request or accept such payments, gifts or other advantages.

The UK Bribery Act 2010 considers facilitation payments to be illegal. At abrdn we don’t tolerate facilitation payment of any kind, and all requests for them must be reported to our anti-financial crime team. You and our company can be held criminally responsible for a bribe a third party offers or accepts on your behalf.

The only exception to this is in ‘extenuating circumstances’ – when there is an immediate threat to life, limb or liberty. If you become involved or aware of any such instance, report it to our anti-financial crime team or via the Speak Up hotline (see page 26).

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Expenses and company assets

What are expenses?

Expenses are costs incurred and paid for using a company credit card, or your own money, for business-related and other authorised activities.

What are the restrictions on my expenses claims?

Only items that meet the requirements of our expenses policy, or approved local variations, should be paid for or reclaimed.

If you are ordering goods or services from a third party supplier, they must be paid following the relevant local procedures. You need to complete a purchase order and have this approved before you order any goods or services.

What are my obligations in relation to expenses?

•	Comply with our expenses policy

•	Fill out expense claims accurately and completely, including all necessary fields

•	Submit expense claims, with supporting receipts, in good time. If you are an authorising manager, make sure you check receipts before approving.

What are company assets?

Company assets are primarily for business use. They can include physical assets, such as phones and laptops, and non-physical assets, such as intellectual property.

We should use them responsibly, efficiently and only for legitimate business purposes in line with company and local policies. We should limit any personal use of phones, email and internet in line with local guidelines.

When you’re not using any physical assets that the company provides you with, like mobile phones and tablets, it’s your responsibility to keep them safe and secure, whether inside or outside the office.

Our global code of conduct

Using information

responsibly

Handling information in the right way is critical to safeguarding our customers, clients, colleagues and shareholders. It’s also crucial to our reputation, to our financial integrity, and to creating the outcomes that clients expect.

Protecting confidential information

We should always treat confidential information as we would our own.

It is important to ensure that those you share such confidential information with, even if another colleague, are entitled to receive that information and that it’s necessary for their role.

Confidential or inside information can’t be used for personal gain or to benefit friends, family or our associates. This may lead to a potential breach or conflict of interest.

For more guidance on how to protect our information, read our guidance on security, resilience and protection which can be found on our intranet.

What information is considered confidential and needs to be kept secure?

We have a duty to protect personal information of our customers, clients, colleagues and shareholders from accidental or deliberate disclosure, transfer, storage or disposal to an unauthorised third party, inside or outside abrdn. Information belonging to the company which could be commercially sensitive and is not publicly available, is also confidential.

We all have a personal responsibility to keep confidential information secure, accurate and truthful, to prevent harm to those individuals or the company.

Examples of confidential information we have access to as employees include:

•	customer data – name, address, bank details and identification documents such as passports

•	client data – commercial pricing information

•	corporate data – information not publicly available such as Board papers, company results, our intellectual property, or details of a new proposition to be launched to market with information on volumes and costs

•	employee data – payroll, health or performance information.

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Speak Up

Our company is committed to operating in an honest and transparent way. But if you have experienced or witnessed malpractice or misconduct, or there's an issue that you think the company should know about or investigate, you should report it. By doing this as soon as you can, you can help to protect our customers, clients, colleagues and our business.

We don't tolerate the harassment or victimisation of anyone raising a genuine concern. If this happens, we take disciplinary action. No one will be at risk of losing their job or suffering any form of reprisal as a result of raising a genuine concern.

Who should I speak to?

Speak to your manager if you have a concern to raise and feel comfortable in raising it with them.

If you feel you cannot raise your concern using your normal reporting line, or wish to raise it anonymously: you should do so using our confidential Speak Up service.

If you wish to make a complaint about your employment or how you have been treated: you should raise this through your local grievance procedures.

Reporting your concerns through Speak Up

Our independent and confidential Speak Up service is available 24 hours a day, seven days a week, in multiple languages.

The service is managed by Safecall which is recognised as a leading global authority on all aspects of speaking up. You can use the service to raise your concern anonymously. However, giving your name may help with investigating your concern and providing feedback.

If you have chosen to remain anonymous but wish to remain in contact, you can do that through Safecall's website. Safecall will not pass on your identify unless you have given them permission to do so.

- You can call our Speak Up reporting line on **0800 915 1571** if you are based in the UK. All other countries can find their local Speak Up telephone numbers on our global intranet.
- All countries can contact Speak Up via online form on the dedicated website **www.safecall.co.uk/report**

Anyone, whether internal or external to the company, can contact our conduct and conflicts risk oversight team if you need advice or suspect misconduct, malpractice or illegal behaviour and are unsure what to do.

Support and advice for employees

If you're an employee and need advice before reporting a matter, Protect offers independent and confidential advice to employees regarding what to do if they witness malpractice or misconduct at work. Protect provides an advice line, which offers support from qualified lawyers with a wealth of experience in whistleblowing law and practice. You should still report concerns of malpractice or misconduct in accordance with the Speak Up process.

Freephone Protect on 0800 112 4424

Reporting your concerns externally

In all jurisdictions where we operate we comply with the applicable 'Speak Up' regulations and legal requirements – and anyone working for our company can raise concerns directly with the relevant regulator at any time, whether they've raised the concern internally first or not. You don't need approval before you make such a report or let the company know that you have done so.

Regardless of your global location, you can raise concerns with the **UK Financial Conduct Authority** and the **Prudential Regulation Authority**. Or you may prefer to raise the concern with the local regulator in your jurisdiction.
For example, in the US, you can use the whistleblowing services provided by the **U.S Securities and Exchange Commission** or the **Financial Industry Regulatory Authority**.

26	Our global code of conduct

Our global code of conduct	27

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